Exhibit 10.2
CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN
SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

DISTRIBUTION AGREEMENT
THIS AGREEMENT, dated as of June 4, 2007, is between ScanSource, Inc., a South Carolina corporation and its affiliates (“ScanSource”), with its principal corporate address at 6 Logue Court, Greenville, South Carolina 29615 and Supplier, Aruba Networks, Inc. (“Supplier” or “Vendor”), with its principal corporate address at 1322 Crossman Avenue, Sunnyvale, California 94089.
RECITALS
A. ScanSource desires to purchase certain Products from Supplier from time to time and Supplier desires to sell certain Products to ScanSource in accordance with the terms and conditions set forth in this Agreement.
B. Supplier desires to appoint ScanSource as its non-exclusive distributor to market Products within the Territory (as hereinafter defined) and ScanSource accepts such appointment on the terms set forth in this Agreement.
NOW, THEREFORE, in consideration of the Recitals, the mutual covenants contained in this Agreement and other good and valuable consideration, ScanSource and Supplier hereby agree as follows:
ARTICLE I.
DEFINITIONS, APPOINTMENT AND TERM OF AGREEMENT
1.1 Definitions. The following definitions shall apply to this Agreement.
(a)
“Customers” of ScanSource shall include dealers, resellers, value added resellers, direct resellers and other entities that acquire the Products from ScanSource and are authorized by the Supplier to resell or lease the Products to the Customers.

(b)	“DOA” shall mean Product, or any portion thereof, which fails to operate properly on initial installation, boot, or use, as applicable.

(c)	“Documentation” means the literature, including the End User License Agreement, provided by Supplier with the Products, whether in hard copy or electronic form.

(d)	“Effective Date” shall mean the date on which this Agreement is signed and dated by the last party signing this Agreement.

(e)	“End Users” shall mean the final purchasers or licensees who have acquired Products for their own use and not for resale, remarketing or redistribution.

(f)	“Freight Policy” shall mean ScanSource’s inbound transportation routing instructions and guidelines currently in effect as set out in Exhibit C.

(g)
“Non-Saleable Products” shall mean any Product that has been returned to ScanSource by its Customers that has had the outside shrink wrapping or other packaging seal broken; any components of the original package are missing, damaged or modified; or is otherwise not fit for resale.

(h)
“Products” shall mean, individually or collectively, the equipment, software licenses, electronic products, and sealed software packages comprised of the computer programs encoded on media together with manuals, materials and other contents of the packages associated therewith, if any, as more fully described in Exhibit A attached hereto.

(i)
“Return Credit” shall mean a credit to ScanSource in an amount equal to the price paid by ScanSource for Products less any price protection credits but not including any early payment, prepayment or other discounts.

(j)	“Services” means any warranty, maintenance, advertising, marketing or technical support and any other services performed or to be performed by Supplier.

(k)	“Territory” shall mean the United States of America, Canada, and Mexico.
1.2 Term of Agreement. The term of this Agreement shall commence on the Effective Date and, unless terminated by either party as set forth in this Agreement, shall remain in full force and effect for a term of two (2) years, and will be automatically renewed for successive one (1) year terms unless prior written notification of termination or non-renewal is delivered by one of the parties in accordance with the notice provision of this Agreement no less than sixty (60) days prior to the end each term.
1.3 Appointment as Distributor. Supplier hereby grants to ScanSource the non-exclusive right and license to distribute Products during the term of this Agreement within the Territory, together with any updates or enhancements to the Products and any new releases related to the Products. This license includes the right to order, possess and distribute the Products to Customers and to provide the Products to Customers for use as demonstration units. Supplier and ScanSource acknowledge and agree that any license to use the Product is solely between Supplier and the End User and is governed by the terms of the Vendor’s standard use license enclosed with the Product, and ScanSource shall have no right hereunder to use, copy, modify, reverse engineer, reverse compile or reverse assemble any Product except as expressly permitted by applicable law or this Agreement. This Agreement does not grant Supplier or ScanSource an exclusive right to purchase or sell Products and shall not prevent either party from developing or acquiring other vendors or customers or competing Products. ScanSource will use commercially reasonable efforts to promote distribution of the Products. Supplier agrees that ScanSource may obtain Products in accordance with this Agreement for the benefit of its affiliates and subsidiaries, provided that ScanSource remains responsible for all actions and liabilities of such entities.

3.2 Title and Risk of Loss. FOB Supplier warehouse. Title and risk of loss or damage to Products shall pass to ScanSource at the time the Products are delivered to the carrier. Supplier and ScanSource agree that no title or ownership of the proprietary rights to any software code is transferred by virtue of this Agreement notwithstanding the use of terms such as “purchase”, “sale” or the like within this Agreement. Supplier retains all ownership rights and title to any software code within the Products.
3.3 Transportation of Products. Supplier shall deliver the Products to ScanSource’s carrier with serial number, product description and machine readable bar code (employing UPC or other industry standard bar code) clearly marked on the Product package. Supplier shall use commercially reasonable efforts to deliver Products by the delivery date set forth in the applicable purchase order or as otherwise agreed upon by the parties. ScanSource shall have the right to select the common carrier and all charges for transportation of the Products shall be paid by ScanSource. If the common carrier is not specified, Supplier will use reasonable efforts to choose the least cost carrier, which shall be paid by ScanSource. Supplier will comply with the Freight Policy set forth in Exhibit C.
ARTICLE IV. RETURNS
4.1 Inventory Adjustment. ScanSource may return overstocked Products to Supplier for a full credit of the price paid for such Products, provided that (i) ScanSource submits to Supplier its notice to return Product (“RMA Request”) within the ten (10) day period following each calendar quarters (ending March 31st, June 30th, September 30th and December 31st); (ii) such credit does not to exceed [***] percent ([***]%) of the net shipments to ScanSource during the calendar quarter immediately preceding the date of ScanSource’s RMA Requests. Shipments of Products being returned shall be new, unused and in original, sealed cartons. ScanSource may only return Products which have been received into ScanSource’s inventory during the previous four (4) fiscal quarters, and otherwise still listed on Supplier’s Price List. ScanSource may not return product that was previously reported to Supplier as sold through to an end customer via a PO or Point of Sale report. Consequently, returned product shall not be returned from Customer’s inventory. Supplier shall credit ScanSource’s account in the amount of the Return Credit. ScanSource may apply Return Credits to any Supplier invoice. ScanSource shall pay for freight charges under this section.
4.2 Defective Products/Dead on Arrival (DOA). ScanSource shall have the right to return to Supplier for Return Credit any DOA Product that is returned to ScanSource within ninety (90) days after the initial delivery date to the End User and any Product that fails to perform in accordance with Supplier’s Product warranty may be returned at any time during the applicable warranty period. Supplier shall bear all costs of shipping and risk of loss of DOA and in-warranty Products to Supplier’s location and back to ScanSource, ScanSource’s Customer, or End User as may be specified by ScanSource.
4.3 End of Life or Discontinued Product. ScanSource shall have the right to return for Return Credit all Products that become discontinued or updated and are removed from Supplier’s current price list; provided ScanSource returns such Products within sixty (60) days after ScanSource receives written notice from Supplier that such Products are removed from Supplier’s price list and the Products have not been sold through to Customers;. Supplier shall bear all costs of shipping and risk of loss of Discontinued Products to Supplier’s location. Subject to the provisions of Section 4.1 noted above.
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4.4 Condition Precedent to Returns. As a condition precedent to returning Products, ScanSource shall request and Supplier shall issue a Return Material Authorization Number (RMA), provided, however, that in the event such RMA is not issued within 15 days of the request, ScanSource shall have the right to return any units of the Product(s) to Supplier without an RMA, and Supplier shall be obligated to accept such return.
ARTICLE V. PAYMENT TO SUPPLIER
5.1 Charges, Prices and Fees for Products. Charges, prices, quantities and discounts, if any, for Products shall be determined as set forth in Exhibit A, or as otherwise mutually agreed upon by the parties in writing, and may be confirmed at the time of order. In no event shall charges exceed Supplier’s then current wholesale list prices. ScanSource shall not be bound by any of Supplier’s suggested resale prices.
5.2 Payment. Except as otherwise set forth in this Agreement, any undisputed sum due to Supplier pursuant to this Agreement shall be payable net [***] ([***]) days after the shipping date. Supplier shall invoice ScanSource no earlier than the applicable shipping date for the Products covered by such invoice. In the event Products are shipped from outside the United States payments related to that shipment are payable net [***] ([***]) from receipt. The due date for payment shall be extended during any time the parties have a bona fide dispute concerning such payment.
Notwithstanding anything herein to the contrary, for the initial order only, ScanSource may return up to [***]% of the Products delivered under the initial order for Return Credit up to [***] days from the date of delivery. This return right applies only if the initial order does not exceed $[***].
5.3 Invoices. A “correct” invoice shall contain (i) Supplier’s name and invoice date, (ii) a reference to the purchase order or other authorizing document, (iii) separate descriptions, unit prices and quantities of the Products being invoiced, (iv) credits (if applicable), (v) shipping charges (if applicable) (vi) name (where applicable), title, phone number and complete mailing address as to where payment is to be sent, and (vii) other substantiating documentation or information as may reasonably be required by ScanSource from time to time. Notwithstanding any pre-printed terms or conditions on Supplier’s invoices, the terms and conditions of this Agreement shall apply to and govern all invoices issued by Supplier hereunder, except that invoices may include other terms and conditions which are consistent with the terms and conditions of this Agreement, or which are mutually agreed to in writing by ScanSource and Supplier.
5.4 Taxes. Product prices and fees do not include any federal, state, foreign, provincial, regional, county, or local sales, use, excise, or other taxes. ScanSource agrees to provide Supplier with valid and appropriate resale tax exemption certificates, acceptable to both parties and the applicable taxing authority, whereby upon receipt no sales and use, VAT, or GST tax shall be invoiced. Supplier shall be responsible for all taxes, assessments, permits, and fees, however designated, which are levied upon this Agreement. No taxes of any type shall be added to invoices without prior written approval of ScanSource.
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5.5 Pricing and Terms. Supplier represents that the prices charged and the terms offered to ScanSource are and will be no less favorable to ScanSource than those made available by Supplier to any similarly situated distributors, aggregators, or resellers of such Product in the Territory who purchases similar quantities. If Supplier offers more favorable pricing or terms generally to others, ScanSource may also be entitled to participate if distributor can match capabilities and reach. This section does not apply to non-standard pricing (NSP) deals offered from time to time by Supplier.
5.6 Price Adjustments.
(a) Price Increases. Supplier shall have the right to increase prices from time to time upon written notice to ScanSource not less than thirty (30) days prior to the effective date of such increase. All orders placed prior to the effective date of the increase for shipment within thirty (30) days after the effective date, shall be invoiced by Supplier at the price in effect at the time of order.
(b) Price Decreases. Supplier shall have the right to decrease prices from time to time, upon written notice to ScanSource. ScanSource shall be entitled to receive an inventory price credit from Supplier for any Products that were shipped by Supplier to ScanSource provided those Products remain in inventory or were in transit between Supplier and ScanSource on the effective date of the Price Decrease. Products must still be on Supplier’s Price List or be subject to Section 4.3, End of Life or Discontinued Product provisions. Credits will not be issued for Products that were previously reported to Supplier as sold through to an end customer or reseller via a PO or Point of Sale report or in Customer’s inventory. ScanSource’s credit hereunder shall be calculated as the difference between the invoice price actually charged to ScanSource for the Products and the new reduced price obtained through the Price Decrease for each unit of the Products held in ScanSource’s inventory as of the effective date of the Price Decrease. ScanSource may apply Credits to any Supplier invoice. Supplier shall have the right to a reasonable audit of the price credits claimed at Supplier’s expense.
5.7 Recoupment.
(a) Upon the termination of this Agreement, ScanSource shall have the right of recoupment with respect to all amounts owed to it by Supplier under this Agreement. Any amounts payable to ScanSource under this Agreement for any reason (including, without limitation, for price protection, product returns, or marketing funds) shall first be applied as a credit by ScanSource and shall reduce any uncontested amounts owed by ScanSource to Supplier. In the event that ScanSource maintains a credit balance with Supplier after application of credits, Supplier shall, upon ScanSource’s request, promptly pay ScanSource the amount of the remaining credit balance.
(b) Upon the termination of this Agreement, ScanSource shall have the right of recoupment with respect to any amounts owed by it to Supplier. Any amounts owed to Supplier by ScanSource under this Agreement for any reason (including, without limitation, for the purchase of products) shall first be reduced by any amounts owed to ScanSource by Supplier. In the event that ScanSource maintains a debit balance with Supplier after such reduction (including the application of credits), ScanSource shall pay Supplier the amount owed by ScanSource to Supplier.

5.8 Advertising, Co-op, MDF and Training.
(a) Cooperative Advertising. Supplier may offer a co-op program and may offer at its sole option additional advertising credits or other promotional programs or incentives to ScanSource. ScanSource shall have the right to the extent that it is given access to such program(s), at ScanSource’s option, to participate in any such offered programs. Attached as Exhibit B is a copy of Supplier’s Co-Op policy. All monies spent require Supplier prior approval.
(b) Programs and Development Funds. Supplier shall provide ScanSource with marketing development funds (“MDF”) equal to [***] ([***]%) percent of Products sold to Customers by ScanSource. Such funds shall be used in connection with marketing programs to be mutually agreed upon by Supplier and ScanSource. ScanSource may not apply MDF credits to Supplier invoices except at termination of this Agreement as set forth in Section 5.7. Supplier shall also provide ScanSource with Product launch funds of at least $[***], matched by a $[***] contribution by ScanSource, to be utilized by ScanSource to conduct initial marketing activities in connection with the commencement of ScanSource’s relationship with Supplier, such funds to be expended in accordance with a launch plan to be mutually agreed upon by Supplier and ScanSource. ScanSource shall invoice Supplier for all marketing development and launch funds due ScanSource hereunder, and such invoices shall be due and payable within [***] ([***]) days after receipt. No more than [***] ([***]) percent of MDF may be used for Distributor training, and only as mutually agreed. Continued provision of marketing development funds, the level of such funds, and structure of the associated program(s) shall be at Supplier’s sole discretion.
(c) Advertising Support. Supplier shall provide to ScanSource and the Customers of ScanSource marketing support and advertising materials in connection with the resale of Products as are currently offered or that may be offered by Supplier. ScanSource reserves the right to charge Supplier for advertising, marketing and training services which are preapproved by Supplier and fall under the agreed MDF plan listed above. ScanSource, in its sole discretion, may publish the support and advertising materials through any available medium, including, without, limitation, through on-line computer networks, print media, CD ROM, diskette, facsimile, cable or satellite transmission. The type, amount and usage of the information products shall be as determined by ScanSource from time to time, in its sole discretion, ScanSource, in its sole discretion, may elect to charge the recipient of the information products and the pricing charged by ScanSource may include a profit for ScanSource.
(d) Training Programs. Supplier and ScanSource agree to abide by training guideline listed in Exhibit E
(e) Product Support Services. Supplier and ScanSource may choose to amend Agreement to provide such solution coverage.
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ARTICLE VI. WARRANTIES,
INDEMNITIES AND OTHER OBLIGATIONS
6.1 Supplier Warranty.
(a) Warranty. Supplier provides a warranty only to the End Users that the Hardware portion of Products will substantially conform to the Specifications for a period of [***] ([***]) months from the date of shipment to Solution Provider. For the Software portion of Products, Supplier provides the warranty set forth in its End User License Agreement. In the event of a breach of this warranty, Solution Provider’s sole and exclusive remedy, and Supplier’s sole and exclusive liability, shall be for Supplier to use its commercially reasonable efforts to correct or repair the Products or to replace the Products that cause breach of this warranty. If Supplier cannot, or determines that it is not practical to, repair or replace the returned Product, then the sole and exclusive remedy and the limit of Supplier’s obligation shall be to refund the amount received price by Supplier from Solution Provider for such Products, or at Supplier’s discretion, credit such amount against other Solution Provider obligations or toward future purchases.
(b) Warranty Exclusions. The warranties do not extend to any Product that is modified or altered, is not maintained to Supplier’s maintenance recommendations, is operated in a manner other than that specified by Supplier, has its serial number removed or altered or is treated with abuse, negligence or other improper treatment (including, without limitation, use outside the recommended environment) or is repaired or modified by anyone other than Supplier or an Supplier authorized company. Solution Provider is fully responsible for the satisfaction of its End Users and will be responsible for all claims, damages, settlements, expenses and attorneys’ fees incurred by Supplier with respect to Solution Provider’s End Users or their claims beyond Supplier’s above warranty obligation to Solution Provider.
(c) Warranty Returns. Solution Provider will handle and be responsible for all warranty returns from its End Users. All Products must be returned to Supplier in accordance with Supplier’s then-current Return Material Authorization (RMA) procedure. Products obtained from Supplier that do not comply with the warranty and are returned (by Solution Provider only) to Supplier during the warranty period will be repaired or replaced at Supplier’s option, provided Solution Provider bears the cost of freight, insurance, duties and import and export fees to the point of repair or return. If the returned Products are covered by the above warranty, Supplier will bear the cost of freight, insurance, duties and import and export fees for return of goods to Solution Provider. For the first thirty (30) days after shipment, Supplier will ship any non-compliant Product with a new Product shipped within one business day of notice via the RMA procedure. End Users may purchase an extension of this next business day protection through a separate support and service agreement. In the absence of such a support and service agreement, for thirty or more days after shipment but within the twelve month warranty period, Supplier will replace or repair any non-compliant Product and return in operable condition to Solution Provider within forty-five (45) days of notice and receipt of the non-compliant Product via our RMA procedure. Access to Supplier’s Technical Assistance Center (“TAC”) for any and all questions, consultation, deployment assistance, or problem reports shall be provided only pursuant to a separate service and support agreement.
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(d) Additional Supplier Warranties. Supplier hereby represents and warrants that Supplier has all right, title, ownership interest and marketing rights necessary to provide the Products to ScanSource. Supplier further represents and warrants that it has not entered into any agreements or commitments which are inconsistent with or in conflict with the rights granted to ScanSource in this Agreement; the Products are new and when provided to ScanSource and are free and clear of all liens and encumbrances; ScanSource and its Customers and End Users shall be entitled to use the Products without disturbance; the Products have been listed with Underwriters’ Laboratories or other nationally recognized testing laboratory whenever such listing is required; if applicable, the Products meet all FCC requirements; the Products do and will conform to all codes, laws or regulations; and the Products conform in all respects to the Product warranties. Supplier agrees that ScanSource shall be entitled to pass through to Customers and End Users all Product warranties granted by Supplier. ScanSource shall have no authority to alter or extend any of the warranties of Supplier expressly contained or referred to in this Agreement without prior approval of Supplier. Supplier has made express warranties in this Agreement and in the Documentation. EXCEPT AS SET FORTH HEREIN OR IN THE END USER WARRANTIES ENCLOSED IN THE PRODUCT PACKAGING, SUPPLIER DISCLAIMS ALL WARRANTIES WITH REGARD TO THE PRODUCTS, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITYAND FITNESS FOR A PARTICULAR PURPOSE. THIS SECTION SHALL SURVIVE TERMINATION OR EXPIRATION OF THIS AGREEMENT.
6.2 ScanSource Warranty
(a) Marketing and Promotion. ScanSource shall use commercially reasonable efforts to market, promote, and sell the Products in accordance with the terms of this Agreement and shall not make any representations about the Products other than those provided in the Supplier’s written documentation.
(b) Support Staff. ScanSource shall maintain, subject to its sole judgment and determination, a staff of sales, marketing and technical personnel familiar with the applications, features, benefits, operation and configuration of the Products. Notwithstanding the above, ScanSource shall assign at least one (1) person to be substantially dedicated to Supplier during the term of this contract.
(c) License Agreement. ScanSource agrees to distribute the Software for use solely in conjunction with and as embedded in the Products and solely in accordance with the then-current End User License Agreement, and assist with best efforts Supplier to promote the terms of such End User License Agreement to the resellers. (See Exhibit H)
(d) Products. Promptly report to Supplier any reported Product suggestions and defects (including safety problems) in such detail as to make it possible for Supplier to duplicate such defects in an effort to correct them (and ScanSource acknowledges and agrees that Supplier has an irrevocable, royalty-free right to fully exploit any such information, including, without limitation, modifying Products to address such issues);
(e) FCPA Warranty In carrying out its responsibilities under the Agreement, the ScanSource’s owners, directors, officers, employees or agents thereof, have not and will not pay, offer or promise to pay, or authorize the payment directly or indirectly of any monies or anything of value to any government official or employee, or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of the government to obtain or retain business or direct business to any person (any such payment is a “Prohibited Payment”).

(i) No owner, partner, officer, director or employee of ScanSource or of any affiliate company of ScanSource is or will become an official or employee of the government, concurrent with their ScanSource employment, during the term of this Agreement without the prior written consent of Supplier; and
(ii) In the event Supplier has reason to believe that a breach of any of the representations and warranties in this Section 6.2(c) has occurred or may occur, Supplier may withhold further delivery of products until such time as it has received confirmation to its satisfaction that no breach has occurred or will occur.
(iii) Supplier shall not be liable to ScanSource for any claim, losses or damages whatsoever related to its decision to withhold delivery under this Section 6.2(c).
(iv) In the event Supplier has reason to believe that a breach of any of the representations and warranties in this Section 6.2(c) has occurred or may occur, Supplier shall have the right to audit, at its own expense, ScanSource in order to satisfy itself that no breach has occurred. Upon request by ScanSource, Supplier shall select an independent third party to conduct an audit of ScanSource in order to certify to Supplier that no breach has occurred or will occur. ScanSource shall fully cooperate in any audit conducted by or on behalf of Supplier.
(v) In the event Supplier concludes in its sole and absolute opinion, that ScanSource has failed to meet its obligations under this Article, this Agreement may be immediately terminated by Supplier upon written notice to ScanSource. ScanSource shall indemnify and hold Supplier harmless against any and all claims, losses or damages arising from or related to such breach or the cancellation of the Agreement, or both.
(vi) In no event shall Supplier be obligated under this Agreement to take any action or omit to take any action which Supplier believes in good faith would cause it to be in violation of any laws of the Territory or any U.S. laws, including without limitation the Foreign Corrupt Practices Act.
6.3 Intellectual Property Representations and Warranties.
Supplier hereby represents and warrants to ScanSource that Supplier is the sole and exclusive owner or valid licensee, and/or authorized user of all right, title and interest in and to the Products provided by Supplier hereunder. Supplier hereby represents and warrants to ScanSource that the Products and the manufacture, receipt, distribution, sale, offer for sale and/or use of the Products by ScanSource and ScanSource’s Customers and End Users do not infringe, whether indirectly (e.g., contributorily or by induced infringement) or directly, upon any copyright, trademark, trade dress, trade secret or patent or other proprietary or intellectual property right of any third party in the United States or in any country or jurisdiction worldwide. Supplier hereby represents and warrants to ScanSource that there are no suits or proceedings, pending or threatened (or for which any basis exists) alleging any such infringement. Supplier hereby represents and warrants to ScanSource that Supplier has no obligations to any third party that in any way limits or restricts ScanSource’s ability to receive, distribute, sale or offer for sale the Products.

6.4 Intellectual Property Indemnification.
Supplier shall defend ScanSource and its officers, directors, agents and employees (“Indemnified Party”) against claims brought against them by a third party arising from infringement by the Product of patent, copyright, trademark, trade dress, or trade secret right in The Territory and pay all costs, damages and expenses (including reasonable legal fees) finally awarded against an Indemnified Party by a court of competent jurisdiction, or as agreed to in a written settlement agreement signed by Supplier; provided that: (i) such Indemnified Party notifies Supplier in writing of any and all threats, claims and proceedings related thereto within twenty days of first learning of any such threats or claims; (ii) Supplier is given the opportunity to assume sole control over the defense and all negotiations for a settlement or compromise; and (iii) such Indemnified Party provides Supplier, at Supplier’s request, with the reasonable assistance and information necessary to perform Supplier’s obligations under this Section. Supplier will not be responsible for any settlement it does not approve in writing. The foregoing obligation of Supplier does not apply with respect to Product or portions or components thereof (i) that are not supplied or developed by Supplier, (ii) that are made in whole or in part in accordance with ScanSource specifications, (iii) that are modified, without Supplier’s approval, after shipment by ScanSource, if the alleged infringement relates to such modification, (iv) that are combined, without Supplier’s approval, with other products, processes or materials where the alleged infringement relates to such combination, (v) where ScanSource continues allegedly infringing activity after being notified thereof or after being informed of modifications that would have avoided the alleged infringement, (vi) or (vii) where ScanSource’s use is not in accordance with this Agreement and all applicable licenses and documentation.
In the event that Supplier reasonably believes that the use of the Products may be enjoined or otherwise infringe third party rights, Supplier shall use reasonable efforts to procure on reasonable terms the right to continue using the Products, or to replace or modify the Products so that they are outside the scope of the injunction or infringement. If neither of those actions is reasonably feasible despite of Supplier’s diligent efforts, Supplier shall refund to ScanSource the unamortized portion of the purchase price or license fee actually paid by ScanSource for such Products (as amortized on a straight-line basis over five years from the date of shipment of such Product). The foregoing states the parties’ entire rights and liabilities with respect to infringement of third party intellectual property rights.
Supplier’s obligations under this Section are of an indefinite term and shall survive termination or expiration of this Agreement.
THE FOREGOING STATES THE ENTIRE LIABILITY OF SUPPLIER TO SCANSOURCE CONCERNING WARRANTIES OF INTELLECTUAL PROPERTY RIGHTS AND INDEMNIFICATION OF INTELLECTUAL PROPERTY INFRINGEMENT, INCLUDING, BUT NOT LIMITED TO, PATENT, COPYRIGHT, TRADEMARK, TRADE DRESS AND TRADE SECRETS.

6.5 General Indemnity.
(a) Supplier. Supplier shall be solely responsible for the design, development, supply, production and performance of the Products. Supplier agrees to indemnify and hold ScanSource, any parent, affiliates and subsidiaries and their officers, directors and employees harmless from and against any and all third party claims, damages, costs, expenses (including, but not limited to, reasonable attorneys fees and costs) or liabilities that may result, in whole or in part, from any warranty or Product liability claim or for claims for violation of any of the warranties contained in this Agreement.
(b) ScanSource. ScanSource agrees to indemnify and hold Supplier, its officers, directors and employees harmless from and against any and all claims, damages, costs, expenses (including, but not limited to, reasonable attorneys’ fees and costs) or liabilities that may result, in whole or in part, from ScanSource’s negligence or misconduct in the distribution of the Products pursuant to this Agreement, or for claims for violation of any of the warranties contained in this Agreement. Furthermore, ScanSource agrees to indemnify and hold Supplier, its officers, directors and employees harmless from infringement due to combination with products, processes or materials, or continuation of infringement after Suppliers notification of such infringing combinations.
6.6 Insurance.
(a) The parties shall be responsible for providing Worker’s Compensation insurance in the statutory amounts required by the applicable state laws.
(b) Without in any way limiting Supplier’s indemnification obligation as set forth in this Agreement, Supplier shall maintain Commercial General Liability or Comprehensive General Liability Insurance in such amounts as is reasonable and standard for the industry.
(c) Supplier will upon request provide evidence of the existence of insurance coverages referred to in this Section 6.6 by certificates of insurance which should also provide for at least thirty (30) days notice of cancellation, non-renewal or material change of coverage to ScanSource. The certificates of insurance shall name ScanSource, Inc., its affiliates and subsidiaries as an additional insured for the limited purpose of claims arising pursuant to this Agreement.
6.7 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PURSUANT TO THIS AGREEMENT FOR AMOUNTS REPRESENTING INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF THE OTHER PARTY, LOST PROFITS OR LOST DATA OR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY, OR SERVICES OR FOR LOSS OR CORRUPTION OF DATA OR INTERRUPTION OF USE ARISING FROM THE PERFORMANCE OR BREACH OF ANY TERMS OF THIS AGREEMENT EVEN IF SUCH PARTY HAS BEEN MADE AWARE OF THE POSSIBILITIES OF SUCH DAMAGES.
6.8 Vendor Reports. Supplier shall, if requested, render monthly reports to ScanSource setting forth the separate Products, dollars invoiced for each Product, and total dollars invoiced to ScanSource for the month, and such other information as ScanSource may reasonably request.

6.9 ScanSource Reports. ScanSource shall make best efforts to provide Supplier monthly sales out reports within two (2) days of the end of each month in the format specified in Exhibit G. Information provided may include: date sales activity occurred, internal product number (assigned by ScanSource), description, state and zip-code of Customer’s location, unit cost (ScanSource cost at quantity 1), quantity and extended cost (cost times quantity). Supplier agrees that any such information provided by ScanSource shall be received and held by Supplier in strict confidence and shall be used solely for sell through or compensation reporting information, monitoring sales activities and forecasts. Supplier agrees that it will not use this information to sell directly to those Customers.
6.10 Product Warranty Support. Supplier will be responsible for providing support and maintenance for the Products at least sufficient to perform its warranty obligations as provided in the Product Documentation as noted in Section 6.1.
6.11 Trademark Usage. ScanSource is hereby authorized and licensed to use the trademarks, trade names, spec sheets, photographs, logos and other proprietary information related to the Products in connection with advertising, promoting or distributing the Products. ScanSource recognizes Supplier or other third parties may have rights or ownership of certain trademarks, trade names and patents associated with the Products. ScanSource will act consistent with such rights, and ScanSource shall comply with any written guidelines provided by Supplier or third parties licensing Supplier related to such trademark or trade name usage. ScanSource will notify Supplier of any infringement of which ScanSource has actual knowledge. ScanSource shall discontinue use of Supplier’s trademarks or trade names upon termination of this Agreement, except as may be necessary to sell or liquidate any Product remaining in ScanSource’s inventory. ScanSource will at all times conduct its business in which it uses the trademarks of Supplier in a manner consistent with the standard of quality established by written guidelines provided to ScanSource by Supplier for such marks. ScanSource shall at no time register any Supplier trade names or trademarks or any mark or name confusingly similar thereto.
6.12 Product Set Up, Descriptions and Technical Support Requirements. Supplier shall provide ScanSource with the materials set forth on Exhibit D hereto. ScanSource may, from time to time, change the requirements set forth in Exhibit D, and Supplier in its discretion may continue to provide such new materials. Supplier shall be solely responsible for the factual accuracy and completeness of any information or materials provided to ScanSource. ScanSource reserves the right to delay set up in ScanSource’s systems of any Product for which this information is not provided.
6.13 New Products. Supplier agrees to provide ScanSource with the material described in Section 6.11 and Exhibit D hereof for all updates and revisions of each Product and for each new Product made available for distribution by Supplier during the term of this Agreement, and shall provide ScanSource with thirty (30) days prior notice or at least as much notice given to any other similar purchaser of any such update, revision or new Product.
6.14 Product Changes. Supplier shall give ScanSource thirty (30) days notice, or at least as much notice as is given to any other similar purchaser for any changes in Product packaging, documentation or major version changes.

6.15 Environmental Fees. Supplier accepts all responsibility for compliance with, and collection and remittance of, all environmental and hazardous materials recycling fees, taxes, surcharges, and assessments existing now or in the future that apply to the Products. This obligation applies to all regulatory actions implemented by both domestic and foreign jurisdictions. To the extent ScanSource is legally obligated to remit or collect such fees, pay any registration costs or expend resources or money for any associated reporting obligations, Supplier agrees to reimburse ScanSource, within 30 days of receipt of an invoice detailing the payment to be made. Supplier agrees to indemnify and hold ScanSource, its officers, directors and employees harmless from and against any and all claims, damages, costs, expenses (including, but not limited to, reasonable attorneys’ fees and costs) or liabilities that may result, in whole or in part, from Supplier’s non-compliance with any environmental or hazardous materials regulatory regime in relation to the Products pursuant to this Agreement.
6.16 Labeling Regulations. Supplier accepts all responsibility for compliance with any regulations promulgated by a domestic or foreign jurisdiction imposing labeling requirements on the Products. Supplier agrees to accept any return of Products from ScanSource, at no cost and without penalty to ScanSource, that are non-saleable due to labeling regulations and to provide substitute Products that are compliant with the applicable regulations.
ARTICLE VII. TERMINATION OR EXPIRATION
7.1 Termination.
(a) Termination With or Without Cause. The Parties may mutually agree to terminate this Agreement under terms and conditions to be agreed to at such time (Termination Without Cause). In the event that either party materially defaults in the performance of any material duties or obligations set forth in this Agreement (Termination With Cause), and such default is not substantially cured within thirty (30) calendar days after written notice is given to the defaulting party specifying the default, then the party not in default may, by giving written notice thereof to the defaulting party, terminate this Agreement or the applicable purchase order relating to such default as of the date specified in such notice of termination.
(b) Termination for Insolvency or Bankruptcy. Either party may immediately terminate this Agreement and any purchase orders by giving written notice to the other party in the event of (i) the liquidation or insolvency of the other party, (ii) the appointment of a receiver or similar officer for the other party, (iii) an assignment by the other party for the benefit of all or substantially all of its creditors, (iv) entry by the other party into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, or (v) the filing of a petition in bankruptcy by or against a party under any bankruptcy or debtors’ law for its relief or reorganization which is not dismissed within ninety (90) days.
7.2 Rights Upon Termination or Expiration.
(a) Termination or expiration of this Agreement shall not affect Supplier’s right to be paid for undisputed invoices for Products already shipped and accepted by ScanSource or ScanSource’s rights to any credits or payments owed or accrued to the date of termination or expiration. ScanSource’s rights to credits upon termination or expiration shall include credits against which ScanSource would, but for termination or expiration, be required under this Agreement to apply to future purchases.

(b) Supplier shall accept purchase orders from ScanSource for additional Products which ScanSource is contractually obligated to furnish to its Customers and does not have in its inventory upon the termination or expiration of this Agreement; provided ScanSource notifies Supplier of any and all such transactions within sixty (60) days following the termination or expiration date.
(c) Upon termination or expiration of this Agreement, ScanSource shall discontinue holding itself out as a distributor of the Products, except that ScanSource is authorized to sell any Products remaining in its inventory or which it is contractually obligated to furnish to Customers.
7.3 Repurchase of Products Upon Termination or Expiration. Upon the effective date of termination or expiration of this Agreement for any reason other than termination by Supplier for cause per Section 7.1a, Supplier may repurchase Products in ScanSource’s inventory and Products which are returned to ScanSource by its Customers within ninety (90) days following the effective date of termination or expiration. Within 90 days following the effective date of termination or expiration, ScanSource may return to Supplier, or at Supplier’s option, certify destruction of same Product held in ScanSource’s inventory as of the effective date of termination or expiration. Additional returns may be sent at reasonable intervals thereafter, provided all returns of Product by ScanSource under this Section 7.3 shall be shipped within 90 days following the effective date of termination or expiration. ScanSource shall be credited for any Products so returned (or destroyed) in an amount equal to the original purchase price thereof, less any credits pursuant to Section 5.6(b) hereof which have been previously paid to ScanSource and shall be first applied to any uncontested amounts due Supplier. Any remaining balance shall be promptly paid to ScanSource. Supplier shall bear all freight costs associated with returns of Product to Supplier by ScanSource under this Section if Supplier is terminating or ScanSource is terminating due to Supplier’s material breach. ScanSource shall bear all freight costs associated with returns of Product to Supplier if ScanSource is terminating or Supplier is terminating due to ScanSource’s material breach. Customized Products or Products not in their original, sealed condition shall not be eligible for repurchase pursuant to this Section.
7.4 Survival of Terms. Termination or expiration of this Agreement for any reason shall not release either party from any liabilities or obligations set forth in this Agreement which (i) the parties have expressly agreed shall survive any such termination or expiration, or (ii) remain to be performed or by their nature would be intended to be applicable following any such termination or expiration. The termination or expiration of this Agreement shall not affect any of Supplier’s warranties, indemnification or obligations relating to returns, co-op advertising payments, credits or any other matters set forth in this Agreement that should survive termination or expiration in order to carry out their intended purpose, all of which shall survive the termination or expiration of this Agreement.

ARTICLE VIII. MISCELLANEOUS
8.1 Binding Nature, Assignment, and Subcontracting. This Agreement shall be binding on the parties and their respective successors and assigns. Neither party shall have the power to assign this Agreement without the prior written consent of the other party. ScanSource may assign its rights and obligations hereunder to one or more subsidiary or affiliate corporations without consent, but ScanSource shall remain liable for ail obligations hereunder. Supplier may assign its rights and obligations hereunder to one or more subsidiary or affiliate corporations without consent, but Supplier shall remain liable for all obligations hereunder. In the event either party denies consent to assignment of this Agreement, the other party shall have the right to terminate this Agreement under Section 7.1.
8.2 Counterparts. This Agreement may be executed in several counterparts, all of which taken together shall constitute one single agreement between the parties.
8.3 Headings. The Article and Section headings used in this Agreement are for reference and convenience only and shall not affect the interpretation of this Agreement.
8.4 Relationship of Parties. ScanSource is performing pursuant to this Agreement only as an independent contractor. Nothing set forth in this Agreement shall be construed to create the relationship of principal and agent between ScanSource and Supplier. Neither party shall act or represent itself, directly or by implication, as an agent of the other party.
8.5 Confidentiality. Each party acknowledges that in the course of performance of its obligations pursuant to this Agreement, it may obtain certain information specifically marked as confidential or proprietary. Each party hereby agrees that all such information communicated to it by the other party, its parent, affiliates, or subsidiaries, whether before or after the Effective Date, shall be and was received in strict confidence, shall be used only for purposes of this Agreement, and shall not be disclosed without the prior written consent of the other party, except as may be necessary by reason of legal, accounting or regulatory requirements beyond either party’s reasonable control. The provisions of this Section shall survive the termination of this Agreement for any reason.
8.6 Media Releases. Except for any announcement intended solely for internal distribution, any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of either party, and except for catalogs, advertising and marketing materials customarily used by ScanSource or Supplier in the normal course of business, all media releases, public announcements or public disclosures relating to this Agreement or its subject matter, or including the name of either party, must be approved in writing (within 48 hours of submission) by the other party prior to the release thereof.
8.7 Dispute Resolution. In the event of any disagreement regarding performance under or interpretation of this Agreement, prior to the commencement of any formal proceedings, the parties shall continue performance as set forth in this Agreement and shall attempt in good faith to reach a negotiated resolution by designating an officer or authorized representative of the party to resolve the dispute.
8.8 Compliance with Laws. In supplying the Products pursuant to this Agreement, ScanSource and Supplier shall comply with the requirements of all applicable laws, ordinances and regulations of the United States or any state, other country or other governmental entity as may be applicable.

8.9 Notices. Wherever one party is required or permitted to give notice to the other pursuant to this Agreement, such notice shall be deemed given when delivered in hand, or when sent by facsimile with receipt acknowledged by the recipient, or when delivered by Fed-ex, UPS or similar overnight service, or 5 days after mailing by registered or certified mail, return receipt requested, postage prepaid, and addressed as follows:

In the case of Vendor:	In the case of ScanSource:

Aruba Networks, Inc.	ScanSource, Inc.
1322 Crossman Avenue	6 Logue Court
Sunnyvale, CA 94089.	Greenville, SC 29615
Attn: CEO	Attn: CEO
Fax: 408-227-4550	Fax: 864-288-5515
Either party may from time to time change its address for notification purposes by giving the other party written notice of the new address and the date upon which it will become effective.
8.10 Force Majeure. If the performance of this Agreement, or any obligations hereunder, is prevented, restricted, or interfered with by reason of fire or other casualty or accidents; strikes or labor disputes; inability to provide raw materials, power, or supplies; declarations of war or other violence; any law, order, proclamation, regulation, ordinance, demand or other requirement of any governmental authority; or any of the parties hereto, the parties so affected, upon giving prompt notice to the other party, will be excused from performance to the extent of the prevention, restriction, or interference, provided that the party so affected uses its best efforts to avoid or remove the causes of non-performance and continues performance hereunder with the utmost dispatch whenever those causes are removed.
8.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under the applicable law. In the event that any provision(s) contained in this Agreement is held to be unenforceable, this Agreement shall be construed without such provision(s).
8.12 Waiver. No delay or omission by either party to exercise any right or power shall impair any such right or power or be construed to be a waiver thereof. A waiver by either of the parties of any covenants, conditions or agreements to be performed by the other or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement herein contained. No change, waiver, or discharge hereof shall be valid unless presented in writing to all interested parties and signed by an authorized representative of the party against which such change, waiver, or discharge is sought to be enforced.
8.13 Remedies. All remedies set forth in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise, and may be enforced concurrently or from time to time. Any use or disclosure of confidential information by a party in a manner inconsistent with the provisions of this Agreement may cause irreparable damage for which remedies other than injunctive relief may be inadequate, and the disclosing party agrees that in any request to a court of competent jurisdiction for injunctive or other equitable relief seeking to restrain such use or disclosure, the disclosing party will not maintain that such remedy is not appropriate under the circumstances. The parties further agree that in the event such equitable relief is granted in the United States, they will not object to courts in other jurisdictions granting provisional remedies enforcing such United States judgments.

8.14 Nonexclusive Market and Purchase Rights. It is expressly understood and agreed that this Agreement does not grant to Supplier or ScanSource an exclusive right to purchase or sell Products and shall not prevent either party from developing or acquiring other suppliers or customers.
8.15 Entire Agreement. This Agreement, including any Schedules and documents referred to in this Agreement or attached hereto, constitutes the entire and exclusive statement of Agreement between the parties with respect to its subject matters and there are no oral or written representations, understandings or agreements relating to this Agreement which are not fully expressed herein.
8.16 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to principals of conflicts of laws and Vendor hereby submits to the exclusive jurisdiction of the federal and state courts situated in said State and the applicable service of process.
IN WITNESS WHEREOF, the parties have each caused this Agreement to be signed and delivered by its duly authorized officer or representative as of the Effective Date.

SCANSOURCE	ARUBA NETWORKS, INC.

/s/ Buck Baker	/s/ Steffan Tomlinson
Signature	Signature

Buck Baker	Steffan Tomlinson
Printed or Typed Name	Printed or Typed Name

Sr. V.P. Merchandising	CFO
Title	Title

2 July 2007	6/5/07
Date	Date

EXHIBIT A
PRODUCT AND PRICE LIST
[***]

***     Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B
CO-OP PROGRAMS
[***]

***     Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT C
FREIGHT POLICY
TO: ALL SUPPLIERS
SUBJECT: ROUTING INSTRUCTIONS
In order to minimize inbound transportation cost, and to maximize control over transit time, tracing, and expediting, this routing guide has been issued. These instructions supercede all previous shipping instructions and are to be retained for ready reference.
For shipments of Catalyst Telecom and Paracon products:
Contact: Melinda Hamilton, Receiving Supervisor
Phone: (800) 854-9570 ext. 8187
Fax: (901) 369-7876
Email: melinda.hamilton@partnerservicesinc.com
Ship to address:
ScanSource, Inc.
4020 Quest Way, Ste. 114
Memphis, TN. 38115
Receiving hours: 7:00 am - 2:00 pm
For shipments of ScanSource and ScanSource Security products:
Contact: Deborah Lucas, Receiving Manager
Phone: (800) 854-9570 ext. 8111
Fax: (901) 367-0666
Email: deborah.lucas@partnerservicesinc.com
Ship to address:
ScanSource, Inc.
4100 Quest Way
Memphis, TN. 38115
Receiving hours 7:00 am - 12:00 pm (noon)
Note: A packing slip/manifest must be included with each shipment. It should include:
a)	A listing of products and quantities shipped

b)	Purchase order number (this must also show on the bill of lading)

c)	Date shipped

d)	Name of carrier

e)	Tracking or pro number
Please comply with the following instructions when transportation is our responsibility:
1.	All freight charges assigned to ScanSource must be shipped “freight collect”. For UPS shipments ship “bill recipient”.

2.	Please consolidate all of one day’s shipments on one bill of lading. Exceptions will be charged back.

3.	Do not insure shipments or declare value for carriage. For all shipments valued at $750,000 or more, or for shipments of 7000 lbs. or greater, contact the Traffic Manager prior to shipping.

4.
Pallet weight must be included on all bills of lading for LTL shipments. Each bill of lading must display the total number of cartons in the shipment, i.e. 24 cartons on 1 pallet. Bill of lading must be filled out completely. Please accurately describe products with the appropriate NMFC code. If you do not have the NMFC information available, ask the carrier to identify it for you.

5.	Indicate our purchase order number and number of boxes on all containers and shipping documents.

6.	All pallets must be standard 40” wide X 48” long four way pallets. Primary fork entry from the 40” end.

7.	Banding must be plastic, no metal.

8.	Consolidate all like products on pallets.

9.	Stack height on pallets is 48” maximum.

10.	Mixed pallets should be labeled “MIXED”.
All freight bills are audited, and any premium transportation charges incurred because these instructions have not been followed will be charged back to your account. The charges will be based on the actual premium paid, with a minimum of $50.00. (This minimum must be imposed to cover administrative cost involved.)
If pickup service, via the carrier shown below, is not available in your area or if you have any other questions concerning this guide, please contact the ScanSource Traffic Department at (901) 362-0421, Bob Balsano. Your cooperation in following this program is appreciated.
STANDARD SURFACE TRANSPORTATION
I.	Shipments, not individual cartons, weighing less than 250 lbs. and meeting the weight and size restrictions, must be shipped by United Parcel Service.

II.	Approved motor carriers for all LTL shipments from the States shown below are listed.
CARRIER SERVICING
FedEx Freight East
Toll free number for pickups (800) 874-4723
-Alabama
-Arkansas
-Georgia
-Illinois
-Indiana
-Kentucky
-Louisiana
-Minnesota
-Mississippi
-Missouri

-New Jersey
-North Carolina
-Oklahoma
-South Carolina
-Tennessee
-Texas
-Virginia
-West Virginia
-Wisconsin
Con-way:
Arizona
California
Colorado
Oregon
Washington
ALL REMAINING STATES
Yellow Freight
Toll free (800) 610-6500
NOTE
Shipments of capacity loads must be authorized by the TRAFFIC DEPARTMENT. Capacity loads are defined as shipments which are over 7000 lbs., occupy 750 cubic feet or more and have an average density of 6 lbs. per cubic foot, or which occupy more than 8 standard pallet locations when loaded (this can be more than 8 pallets if they double or triple stack).
Bob Balsano
Traffic Manager
(901) 362-0421 ext. 8104
Shelby McCloud
Executive Director of Operations
(901) 362-0421 ext. 8103
PREMIUM ROUTINGS
ScanSource Purchasing or Traffic Department must authorize use of premium freight (air, special truck, truckload) in advance. All premium shipments must state the total number of cartons in the shipment and the correct dimension of each carton.

EXHIBIT D
PRODUCT INFORMATION SUPPORT REQUIREMENTS
1. A new Product Set Up Form must be fully completed for each Product, update, version change or new Product introduced by Supplier, which Supplier wishes ScanSource to distribute. The Product Set Up Form shall be provided to Supplier by ScanSource.
2. Spec Sheets, Original Data Sheets and additional Supplier-provided reference materials must be completely legible. Materials which are not completely legible will be returned to Supplier and will not be used.
3. For each Product distributed by ScanSource, Supplier is required to provide the following:
3.1 Spec and Data Sheets:
(a)	Three (3) original Spec or Data Sheets for the Product and any product information which is available on CD-ROM.

(b)	If Supplier is new to ScanSource, Supplier must send five (5) Product family, or company product offering, brochures

(c)	ScanSource part numbers must be affixed the Spec Sheets. ScanSource part numbers must also be affixed to the back sides of Product photographs or any sleeves containing transparencies.

(d)	If a Spec Sheet refers to multiple Products, all relevant ScanSource part numbers must be listed on such Spec or Data Sheet.

(e)	If a ScanSource part number is not available for a Product, Supplier should refer to its own part number.
3.2 Logos and Photos:
(a)	Two Supplier logos scanned at 2400 dpi resolution into EPS or TIFF files. One of the EPS or TIFF files must contain a black-and-white logo and one of the EPS or TIFF files must contain a color logo.

(b)
One (1) approximately 2” x 3” digitized color image of each product in high resolution CMYK TIFF format ready for output up to 2400 dpi. (Other formats such as native PhotoShop, EPS, etc. are also acceptable.) Digitized images are preferred, but if they are not available please send: One (1) color photograph of each product (in 35-mm slide, 2 1/4-inch or 4 X 5-inch transparency format). All photos must be marked with ScanSource SKU number and/or Manufacturer’s UPC code. ScanSource SKU number and/or Manufacturer UPC code must also be affixed to the back side of product photos or any sleeves containing transparencies.

3.3 EMPTY BOXES. Two (2) empty boxes for each of Supplier’s software and/or accessory Product(s) distributed by ScanSource.

5. PRODUCT PHYSICAL INFORMATION. Supplier agrees to provide ScanSource with the per-unit weight of each Product (such weight to include packaging) to be distributed by ScanSource, and the cube dimension of each unit of Product, each Master Carton for each Product (if any), and each pallet.

EXHIBIT E
Training Support for VAD
Technical Training
Aruba will require a minimum of three (3) ScanSource engineers be trained with in the first sixty (60) days from the Effective Date to support Aruba/ScanSource launch day. Two (2) engineers will be members of the pre-sales organization, One (1) engineer will be a Technical Assistance Center (TAC) (or equivalent) engineer. Aruba will provide seats for these three (3) engineers at Aruba-offered public training courses. [See http://education.arubanetworks.com for a current training schedule.] Upon release of the Aruba Technical Certification Program, the three (3) ScanSource engineers will have 60 days to pass the Aruba Certified Mobility Professional (ACMP) written exam and an additional 90 days to pass the Aruba Certified Mobility Expert (ACMX) practical exam. Distributor will be responsible for certification expenses (testing fees, travel and expenses).
Aruba will provide up to [***] ([***]) additional instructor-led training courses at ScanSource facilities over the course of [***] months from the Effective Date for up to [***] ScanSource employees per course in order to enable ScanSource to provide implementation and support services for the Products as described in this Exhibit. Sixty (60) days notice to Aruba is required for on-site training classes. Training may occur any time after this Agreement is signed. Distributor will be responsible for any travel and living expenses associated with attendance by its employees at such training. Technical Training for additional Distributor personnel shall be at a [***]% discount off the prices offered on the Global Price List which are set forth on Exhibit A.
Courseware: 4-day Aruba Technical Training (ArubaOS 3.1) instructor-led course.
Sales & Marketing Training
In order to assist Value Added Distributor in its resale obligations, Aruba shall provide Distributor one time Aruba Instructor led sales training for Distributor Sales Professionals (only limited by classroom capacity) at a Distributor designated training location prior to launch event. Account Executives and System Engineers are required to be able to develop Aruba leads, qualify, present, demo and quote potential customers. Distributor will be responsible for any travel and living expenses associated with attendance by its employees at such training. Online training resources will be provided as made available by Aruba.
Notice of Cancellation of Training
If Distributor, Reseller or End User fails to give Aruba a minimum of ten (10) business days for Aruba delivered regular classroom training and fifteen (15) business days prior written notice of cancellation of an Aruba delivered onsite training, Distributor agrees to pay to Aruba a cancellation fee equal to [***]% of the then-current training list price. If Distributor fails to give Aruba a minimum of five (5) business days written notice of cancellation for regular classroom training or an onsite training class, Distributor, Reseller or End User agrees to pay to Aruba a cancellation fee equal to 100% of the then- current training list price.
***     Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT F
Distributor Support Services for VAD
(not defined or executed at this time)

EXHIBIT G
POS Report Format
reseller    enduser    SIC code    transaction type    transaction date    partid    description Order Quai

EXHIBIT H
EULA
Aruba Networks, Inc.
End-User Software License Agreement (“Agreement”)
IMPORTANT
YOU SHOULD CAREFULLY READ THE FOLLOWING TERMS BEFORE INSTALLATION OR USE OF ANY SOFTWARE PROGRAMS FROM ARUBA NETWORKS, INC. (“ARUBA”). INSTALLATION OR USE OF SUCH SOFTWARE PROGRAMS SHALL BE DEEMED TO CONFIRM YOUR ACCEPTANCE OF THESE TERMS. IF THESE TERMS ARE CONSIDERED AN OFFER, ACCEPTANCE IS EXPRESSLY LIMITED TO THESE TERMS. IF YOU DO NOT AGREE WITH THESE TERMS, YOU MUST PROMPTLY RETURN ALL SUCH SOFTWARE AND HARDWARE PRODUCTS TO ARUBA (OR IF YOU PURCHASED SUCH PRODUCTS FROM A RESELLER, THE RESELLER FROM WHICH YOU PURCHASED SUCH PRODUCTS) AND ANY FEES YOU HAVE PAID FOR SUCH PRODUCTS WILL BE REFUNDED.
LICENSE
Subject to your full compliance with all the terms and restrictions set forth in this agreement (“Agreement”), Aruba grants you a non-exclusive, non-transferable (except as expressly permitted below), non-sublicensable license to use the software programs (“Programs”) delivered to you solely in connection with the use of Aruba’s hardware products.
PROPRIETARY RIGHTS
Aruba and its suppliers shall at all times retain title, all ownership rights, and all intellectual property rights in and to the Programs. The Programs in source code form remain a confidential trade secret of Aruba and its suppliers. The Programs are protected by the copyright and other intellectual property laws of the United States and international treaties. You acknowledge that, in the course of using the Programs, you may obtain or learn information relating to the Programs, which may include, without limitation, information relating to the performance, reliability or stability of the Programs, operation of the Programs, know-how, techniques, processes, ideas, algorithms, and software design and architecture (“Proprietary Information”). As between the parties, such Proprietary Information shall belong solely to Aruba. During and after the term of this Agreement, you shall hold in confidence and protect, and shall not use (except as expressly authorized by this Agreement) or disclose, Proprietary Information to any third party.
RESTRICTIONS ON USE AND TRANSFER
A. The Programs may be used solely in conjunction with Aruba’s hardware products and may be copied solely for installation and back-up purposes in support of your use of such hardware products. You may not modify the Programs in any manner without the prior written approval of Aruba. You may physically transfer the Programs and this Agreement to another party only if (i) all related hardware products are transferred along with the Programs, (ii) the other party accepts the terms and restrictions of this Agreement, (iii) all copies of Programs and related documentation that are not transferred to the other party are destroyed or returned to Aruba, and (iv) you comply with all applicable laws including any import/export control regulations.
B. You shall not (and you shall not permit others to), directly or indirectly, modify, translate, decompile, disassemble, or reverse engineer the Programs (except to the extent applicable laws specifically prohibit such restriction) or any copy, in whole or in part, or otherwise attempt to discover the source code or underlying ideas or algorithms of the Programs; copy (except for the purposes set forth above), rent, lease, distribute, or otherwise transfer rights to the Programs; or remove any proprietary notices or labels on the Programs.
C. You shall not disclose any Proprietary Information, including any information relating to the performance or operation of the Programs (including any benchmarking or other testing results) or to any third party without the express prior written consent of Aruba.

LIMITED WARRANTY; WARRANTY DISCLAIMER
Aruba warrants to you (and only you) that any media on which the Programs are recorded will be free from defects in materials and workmanship under normal use for a period of ninety (90) days from the date the Programs are delivered to you. If a defect in any such media should occur during this 90-day period, the media may be returned to Aruba (or if you received such Programs from a reseller, to such reseller) and Aruba or the reseller, as applicable, will replace the media without charge to you. Aruba shall have no responsibility to replace media if the failure of media results from accident, abuse or misuse of the media.
ARUBA AND ITS SUPPLIERS DO NOT WARRANT THAT THE FUNCTIONS CONTAINED IN THE PROGRAMS WILL MEET YOUR REQUIREMENTS OR THAT THE OPERATION OF THE PROGRAMS WILL BE UNINTERRUPTED OR ERROR-FREE. EXCEPT FOR THE EXPRESS WARRANTY ABOVE, THE PROGRAMS ARE PROVIDED TO YOU WITH NO WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. THIS LIMITED WARRANTY GIVES YOU SPECIFIC LEGAL RIGHTS, AND YOU MAY ALSO HAVE OTHER RIGHTS WHICH VARY FROM JURISDICTION TO JURISDICTION.
LIMITATION OF LIABILITY
YOUR EXCLUSIVE REMEDY AND THE ENTIRE LIABILITY OF ARUBA AND ITS SUPPLIERS RELATED TO THE PROGRAMS SHALL BE EXPRESSLY LIMITED TO REPLACEMENT OF MEDIA AS PROVIDED ABOVE. IN NO EVENT WILL ARUBA OR ANYONE ELSE WHO HAS BEEN INVOLVED IN THE CREATION, PRODUCTION, OR DELIVERY OF THE PROGRAMS BE LIABLE FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS OR LOST DATA, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
TERM
This Agreement is effective until terminated. You may terminate this Agreement at any time by destroying all copies of the Programs and related documentation. This Agreement will terminate automatically if you fail to comply with any term or condition of this Agreement, including any attempt to transfer a copy of the Programs to another party except as provided in this Agreement. You agree that upon such termination, you will destroy all copies of the Programs and related documentation.
U.S. GOVERNMENT RESTRICTED RIGHTS
If you are acquiring the Programs on behalf of the U.S. Government, the following provisions apply: (i) if the Programs are supplied to the Department of Defense or any related agency of service, the Programs are subject to “restricted rights” as that term is defined in Defense Federal Acquisition Regulations (“DFAR”) in Section 252.227-7013(c)(1); and (ii) if the Programs are supplied to any other unit or agency of the United States Government, the Programs are considered “restricted computer software” and the Government’s rights in the Programs are set forth in the Federal Acquisition Regulations (“FAR”) in Section 52.227-19(c)(2). Use, duplication or disclosure by the Government is subject to the restrictions set forth in such sections. You represent that you are not acquiring the Programs on behalf of a government other than the U.S. Government.
You acknowledge that you have read this Agreement, understand it and agree to be bound by its terms and restrictions. You further agree that this license is the complete and exclusive statement of your agreement with Aruba and supersedes any proposal or prior agreement, oral or written, and any other communications relating to the subject matter of this license. This Agreement may only be modified in writing. Any waivers and amendments of this Agreement or any of its terms shall be effective only if made by non-preprinted agreements clearly understood by both parties to be an amendment or waiver. This Agreement shall be governed by and construed under the laws of the state of California, USA as if made and entered into in that state by two residents thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods.

Except as provided below, all disputes arising from or relating to the subject matter of this Agreement shall be resolved by and you hereby consent to binding arbitration conducted in the English language in San Francisco, California, USA pursuant to California law and the rules of the Judicial Arbitration and Mediation Service (JAMS.) Judgment upon any award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be. Notwithstanding the foregoing, each party shall have the right at any time to seek injunctive or other forms of equitable relief from any court of competent jurisdiction. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.